Exhibit 99.1


Release Immediately                                           September 22, 2004


                                  Press Release

                            Contact: J. Michael Carr

                                  309-697-1400

           PIONEER RAILCORP AMENDS ANNOUNCEMENT OF BOARD OF DIRECTORS' PRELIMINARY APPROVAL OF GOING PRIVATE MERGER TRANSACTION AND INTENT TO
          DEREGISTER STOCK WITH THE SECURITIES AND EXCHANGE COMMISSION



         PEORIA,  ILLINOIS - On September 21, 2004,  Pioneer  Railcorp  (Nasdaq:
PRRR) announced that its Board of Directors had preliminarily approved a going private merger transaction and its intent to de-register as a public reporting company with the Securities and Exchange Commission. The Company's press release dated September 21, 2004 erroneously stated that, pursuant to the going private merger transaction, holders of 2,000 shares or less of the Company's common stock would receive $2.85 in cash for each share of Company common stock that they held prior to merger. It further erroneously stated that shareholders owning greater than 2,000 will continue to hold their shares.

         In fact, pursuant to the transaction approved by the Company's Board of Directors, holders of fewer than 2,000 shares of the Company's common stock would receive $2.85 in cash for each share of Company common stock that they held prior to merger, and shareholders owning 2,000 or more shares of the Company's common stock will continue to hold their shares. The press release dated September 21, 2004 is otherwise correct in all material respects.

         Details of the transaction may be found in Pioneer Railcorp's Preliminary Proxy Statement that will be filed with the SEC. Pioneer Railcorp plans to mail to each shareholder a proxy statement about the proposed transaction, and shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information about the transaction, the persons soliciting proxies, and their interests in the transaction and related matters. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by Pioneer Railcorp at the SEC's website or from the Company by directing requests to the attention of J. Michael Carr, President and Chief Financial Officer, Pioneer Railcorp, 1318 S. Johanson Road, Peoria, IL 61607, telephone number 309-697-1400.

         This press release in only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock.

         This press release may contain forward-looking statements that involve assumptions and potential risks and uncertainties. Pioneer Railcorp's future results could differ materially from those discussed herein. Readers should not place undue reliance on any forward-looking statements, which are applicable only as of the date hereof.


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